Filed Pursuant to Rule 424(b)(3)

Registration No. 333-297200

PROSPECTUS

EASTMAN KODAK COMPANY

COMMON STOCK

This prospectus relates to the offer and sale from time to time in one or more offerings of up to 4,426,268 shares of our common stock that selling shareholders may from time to time offer and sell. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. This prospectus provides a general description of the common stock that may be offered and sold from time to time. In certain cases where one or more selling shareholders offer our common stock pursuant to this prospectus, the selling shareholders will provide a prospectus supplement and attach it to this prospectus. Such a prospectus supplement will contain more specific information about the offering. A prospectus supplement may also add to, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “KODK.” On June 30, 2026, the last reported sale price of our common stock on the New York Stock Exchange was $9.25.

Investing in our common stock involves risks. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page 5 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The selling shareholders may sell our common stock on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The selling shareholders reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of our common stock. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of our common stock also will be set forth in any applicable prospectus supplement.

Prospectus dated July 8, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. The selling shareholders may from time to time sell up to 4,426,268 shares of our common stock described in this prospectus in one or more secondary offerings. This prospectus provides a general description of our common stock. In certain cases where one or more selling shareholders offer shares of our common stock, the selling shareholders will provide a supplement to this prospectus that contains specific information about the offering. In each prospectus supplement we will include the following information:

•	the number of shares of our common stock that the selling shareholders propose to sell;

•	the initial public offering price of our common stock (in the case of an underwritten offering);

•	the names of any underwriters or agents through or to which the selling shareholders will sell our common stock, if applicable;

•	any compensation of those underwriters or agents, if applicable; and

•	information about any securities exchanges or automated quotation systems on which our common stock is listed or traded.

In addition, any accompanying prospectus supplement also may add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus or any accompanying prospectus supplement does not offer to sell or ask for offers to buy any securities other than those to which it relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, except as otherwise indicated or as the context otherwise requires, “EKC” refers to Eastman Kodak Company on an unconsolidated basis and the words “Kodak,” “we,” “us,” “our,” the “Company” and “ours” refer to Eastman Kodak Company and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, and we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to our common stock offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement, including its exhibits and schedules. For further information about us and our common stock described in this prospectus, you should refer to the registration statement, its exhibits and schedules and our reports, proxy statements, information statements and other information filed with the SEC. The SEC maintains an internet site at www.sec.gov, from which you can electronically access these materials.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except any information that is superseded by information that is included in a document subsequently filed with the SEC.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of an offering of our common stock, except that we are not incorporating by reference any information furnished (and not filed) with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, including the portions of our Proxy Statement for our 2026 annual meeting of shareholders incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026;

•	our Current Reports on Form 8-K filed on February 19, 2026, February 27, 2026 and May 22, 2026; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on September  3, 2013, including the description of our common stock contained in our Registration Statement on Form S-8 filed on September 3, 2013 and incorporated by reference therein, as updated by Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2025, and any subsequent amendments or reports filed for the purpose of updating that description.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

A copy of any document incorporated by reference in this prospectus may be obtained at no cost by writing or telephoning us at the following address and telephone number:

Eastman Kodak Company

343 State Street

Rochester, NY 14650

Attention: Roger W. Byrd

Phone: (800) 356-3259

We maintain a website at www.Kodak.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus.

You may read and copy any materials we file with the SEC at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference include “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar words and expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward–looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s current expectations and assumptions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results or outcomes, or timing of actual results or outcomes, to differ materially from historical results or those expressed in or implied by such forward-looking statements. Important factors that could cause actual events, results or outcomes, or their timing, to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2025 under the headings “Business,” “Risk Factors,” “Legal Proceedings,” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” in the corresponding sections of Kodak’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and in other filings Kodak makes with the SEC from time to time, as well as the following:

•	Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results;

•	Kodak’s ability to achieve strategic objectives, cash forecasts, financial projections, and projected growth;

•	Kodak’s ability to achieve the financial and operational results contained in its business plans;

•	Changes in commodity prices, tariff rates, foreign currency exchange rates and interest rates;

•

The impact of the global economic environment, including geopolitical issues, inflationary pressures, changes in trade policies, including tariffs or other trade restrictions or the threat of such actions, medical epidemics and Kodak’s ability to effectively mitigate or recoup the associated increased costs of aluminum, silver and other raw materials, energy, labor, shipping, delays in shipment and production times, and fluctuations in demand;

•

Kodak’s ability to obtain additional or alternate financing if and as needed, Kodak’s continued ability to manage world-wide cash through intercompany loans, distributions and other mechanisms, and Kodak’s ability to provide or facilitate financing for its customers;

•	Kodak’s ability to fund continued investments, capital needs and collateral requirements and service its debt and Series B Preferred Stock (as defined herein);

•	Kodak’s ability to effectively compete with large, well-financed industry participants or with competitors whose cost structure is lower than Kodak’s;

•

The performance by third parties of their obligations to supply products, components or services to Kodak and Kodak’s ability to address supply chain disruptions and continue to obtain raw materials and components available from single or limited sources of supply, which may be adversely affected by geopolitical issues, changes in trade policies, including tariffs or other trade restrictions or the threat of such actions, and commodity supply constraints;

•

Kodak’s ability to effectively anticipate technology and industry trends, including related to AI, and develop and market new products, solutions and technologies, including products based on its technology and expertise that relate to industries in which it does not currently conduct material business;

•

Kodak’s ability to effect strategic transactions, such as investments, acquisitions, strategic alliances, divestitures and similar transactions, or to achieve the benefits sought to be achieved from such strategic transactions;

•	Kodak’s ability to comply with the covenants in its various credit facilities;

•

Kodak’s continued ability to manage, defend and resolve a variety of current and legacy claims without incurring material losses or disruptions to its business and to bear the costs associated with such claims;

•	Kodak’s ability to discontinue, sell or spin-off certain non-core businesses or operations, or otherwise monetize assets; and

•	The potential impact of force majeure events, cyber-attacks or other data security incidents or IT outages that could disrupt or otherwise harm Kodak’s operations.

Future events and other factors may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this prospectus or, with respect to any forward-looking statements included in a document incorporated by reference, as of the date thereof and are expressly qualified in their entirety by the cautionary statements included or referenced in this prospectus. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law.

THE COMPANY

General

Kodak is a global manufacturer focused on commercial print and advanced materials and chemicals. With 79,000 patents earned over 130 years of research and development, Kodak believes in the power of technology and science to enhance what the world sees and creates. Kodak’s innovative, award-winning products, combined with its customer-first approach, make us the partner of choice for commercial printers worldwide. Kodak is committed to environmental stewardship, including industry leadership in developing sustainable solutions for print.

The Company was founded by George Eastman in 1880 and incorporated in 1901 in the State of New Jersey. Kodak is headquartered in Rochester, New York.

Corporate Information

Our principal executive office is located at 343 State Street, Rochester, New York 14650, and our telephone number is (800) 356-3259.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement, before investing in our common stock. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that we may face. For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of the shares of common stock will go to the selling shareholders. We will not receive any part of the proceeds from such sale of common stock.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale by the selling shareholders named below of up to 4,426,268 shares of our common stock, subject to adjustments for stock splits, stock dividends and reclassifications and similar transactions, that (a) were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part (the “Filing Date”), or (b) are issuable upon conversion or exchange of Series B Preferred Stock that (i) were issued and outstanding prior to the Filing Date, (ii) have been contracted to be issued and sold prior to the Filing Date, or (iii) are issuable as dividends or interest payable in kind prior to the mandatory redemption date or maturity date of such Series B Preferred Stock.

The following table sets forth the names of the selling shareholders (and/or the beneficial owners) and the number of shares of common stock beneficially owned by each of them as of the Filing Date. The shares being registered are being registered in order to fulfill our contractual obligations under each of the following registration rights agreements:

(1)

an amended and restated registration rights agreement, dated as of August 8, 2025, with GO EK Ventures IV, LLC (“GO EK Ventures”), a fund managed by Grand Oaks Capital, providing GO EK Ventures with registration rights in respect of 15,103,163 shares of common stock issued upon the exchange of 1,241,871 shares of Series C Preferred Stock pursuant to a Series C Preferred Stock exchange agreement, dated as of August 8, 2025, with GO EK Ventures; and

(2)

a registration rights agreement, dated as of March 11, 2026, with Kennedy Lewis Investment Management LLC (“KLIM”), providing certain funds managed, advised or sub-advised by KLIM with registration rights in respect of shares of common stock issuable upon conversion or exchange of any shares of Series B Preferred Stock held by such funds or shares of our common stock held by such funds.

Information in the table below with respect to beneficial ownership has been furnished by each of the selling shareholders. Except as described above, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock registered hereunder. The shares are being registered to permit public secondary trading of the shares, and selling shareholders may offer the shares for resale from time to time. Beneficial ownership reflected in the table below includes the total shares held by each selling shareholder and such selling shareholder’s affiliates. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The selling shareholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below.

Information about additional selling shareholders, if any, including their identities and the common stock to be registered on their behalf, may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act. Information concerning the selling shareholders may change from time to time. Any changes to the information provided below may be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed.

The selling shareholders named below and their permitted transferees, pledgees, donees or other successors may from time to time offer shares of common stock under this prospectus.

	Shares Beneficially Owned Prior to This Offering		Shares of Common Stock that May be Sold Hereby	Shares Beneficially Owned After This Offering+
Name	Number	Percent(1)		Number	Percent(1)
GO EK Ventures IV, LLC(2)	15,103,163	15.43%	766,241	—	—
Kennedy Lewis Capital Partners Master Fund II LP(3)	1,909,266	1.95%	1,106,266	—	—
Kennedy Lewis Capital Partners Master Fund III LP(3)(4)(5)	5,059,236	4.99%	2,306,676	—	—
KLCP Co-Investment Opportunities III LP(3)(4)(6)	1,873,845	1.88%	174,045	—	—
KLIM Delta HQC3 LP(3)(4)(6)	726,224	*	67,452	—	—
Kennedy Lewis (EU) SPV LP(3)(4)(6)	60,159	*	5,588	—	—

+

The offer and sale of additional shares of our common stock by certain selling shareholders are registered pursuant to a complementary Registration Statement on Form S-3 (Registration No. 333-254352, the “Complementary Registration Statement”). Assumes that the selling shareholders will sell all shares of their common stock included in the Registration Statement of which this prospectus forms a part and the Complementary Registration Statement. If the shares subject to the Complementary Registration Statement are not sold by the applicable selling shareholders, such shareholders would beneficially own the following shares and percentages (calculated as described in footnote (1) below) after this offering: GO EK Ventures IV, LLC – 14,336,922 shares (14.64%); Kennedy Lewis Capital Partners Master Fund II LP – 803,000 shares (less than 1%); Kennedy Lewis Capital Partners Master Fund III LP – 5,059,236 shares (4.99%); KLCP Co-Investment Opportunities III LP – 1,699,800 shares (1.70%); KLIM Delta HQC3 LP – 658,772 shares (less than 1%); and Kennedy Lewis (EU) SPV LP – 54,571 shares (less than 1%). There is no assurance that the selling shareholders will resell all or any of their common stock.

*	Less than 1%
(1)

Percentage of common stock is based on 97,906,876 shares of our common stock outstanding as of June 29, 2026. The calculation of percentages assumes the acquisition by each selling shareholder of all shares that may be acquired upon conversion of shares of Series B Preferred Stock held by such selling shareholder and assumes that the other holders of shares of Series B Preferred Stock do not convert such shares held by such other holders.

(2)

Number of shares of common stock that may be sold hereby consists of 766,241 of the 15,103,163 shares of common stock issued to GO EK Ventures upon the exchange of 1,241,871 shares of Series C Preferred Stock pursuant to a Series C Preferred Stock exchange agreement, dated as of August 8, 2025, between the Company and GO EK Ventures. B. Thomas Golisano, as the sole member of GO EK Ventures, may make investment decisions on behalf of GO EK Ventures and as such may be deemed to have dispositive power over the shares held by GO EK Ventures. The address for GO EK Ventures is 7632 County Road 42, Victor, NY 14564.

(3)

Kennedy Lewis Management LP (the “Adviser”) is the investment adviser to Kennedy Lewis Capital Partners Master Fund II LP (“KLIM Fund II”), Kennedy Lewis Capital Partners Master Fund III LP (“KLIM Fund III”), KLCP Co-Investment Opportunities III LP (“KLCP Co-Invest”), KLIM Delta HQC3 LP (“KLIM Delta”), and Kennedy Lewis (EU) SPV LP (“EU SPV” and, together with KLIM Fund II, KLIM Fund III, KLCP Co-Invest and KLIM Delta, the “KLIM Funds”). KLM GP LLC (“KLM”) is the general partner of the Adviser. Kennedy Lewis Investment Management LLC (“Kennedy Lewis”) is the owner and control person of KLM. David K. Chene and Darren L. Richman are the managing members and control persons of Kennedy Lewis. Each of the Adviser, KLM and Kennedy Lewis may be deemed to exercise voting and investment power over securities held by each of the KLIM Funds due to their relationship with the KLIM Funds. David K. Chene and Darren L. Richman, in their capacities as managing members of Kennedy Lewis and managing members of the managing members of the respective general partners of the KLIM Funds, may be deemed to exercise voting and investment power over securities held by each of the KLIM Funds due to their relationships with the KLIM Funds. The address for Kennedy Lewis is 111 West 33rd Street, Suite 1910, New York, NY 10120.

(4)

Pursuant to an agreement among KLIM Fund III, KLCP Co-Invest, KLIM Delta and EU SPV (collectively, the “Series B Holders”), the Adviser and the Company, the Company will not effect any conversion of Series B Preferred Stock if after giving effect to such conversion, one of the Series B Holders (together with its affiliates and any members acting as a group) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding (the “Beneficial Ownership Limit”). Accordingly, the shares and percentages of common stock reported in the table above as beneficially owned by the Series B Holders represent the maximum amounts that could be held by the Series B Holders after giving effect to the Beneficial Ownership Limit. The number and percentage of shares actually beneficially owned by each of the Series B Holders is contingent on the number of shares held by the other Series B Holders and their affiliates and any members acting as a group. As of June 29, 2026, based on the number of shares held by all of the KLIM Funds, the application of the Beneficial Ownership Limit would restrict the conversion of shares of Series B Preferred Stock to that number of shares that would result in an aggregate of 1,263,741 shares of common stock being issued to the Series B Holders.

(5)

Number of shares of common stock that may be sold hereby consists of (i) 1,578,606 shares of common stock acquired by KLIM Fund III in the open market, and (ii) 728,070 shares of common stock issuable upon the conversion or exchange of currently outstanding shares of Series B Preferred Stock. Number of shares beneficially owned represents 1,578,606 shares of common stock currently held by KLIM Fund III plus 3,480,630 shares issuable upon conversion of shares of Series B Preferred Stock to reach the Beneficial Ownership Limit. If the Beneficial Ownership Limit did not apply to KLIM Fund III, KLIM Fund III would beneficially own 9,417,342 shares of common stock (8.91%).

(6)

Number of shares beneficially owned represents shares issuable upon conversion of shares of Series B Preferred Stock and number of shares of common stock that may be sold hereby consists of a portion of those shares.

DESCRIPTION OF COMMON STOCK

General

The Company is authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share, and 60,000,000 shares of preferred stock, no par value per share. The rights of holders of the common stock are subject to the rights of holders of any series of preferred stock that may be issued from time to time (including the 1,000,000 shares of the Company’s currently outstanding 6.0% Series B Convertible Preferred Stock, no par value per share (the “Series B Preferred Stock”)), including liquidation rights, special voting rights and preferences with respect to payment of dividends. For a more detailed description of the terms of our capital stock, please refer to the Company’s Second Amended and Restated Certificate of Incorporation and amendments thereto (collectively, the “Certificate”) and the Fourth Amended and Restated By-Laws (the “By-Laws”).

Dividends

Subject to applicable law and to the designated preferential rights of any outstanding series of preferred stock that the Board of Directors of the Company (the “Board”) may cause to be issued from time to time, the holders of common stock will be entitled to dividends as may be declared from time to time by the Board.

Holders of Series B Preferred Stock are entitled to receive dividends in an amount equal to the dividend rate of 6.0% per annum of the liquidation preference of $100.00 per share of Series B Preferred Stock. Dividends on the Series B Preferred Stock will be paid in cash if the Company has funds legally available for payment and the Board, or an authorized committee thereof, declares a cash dividend payable. Dividends on the Series B Preferred Stock not paid in cash will accumulate.

Unless (i) all accumulated and unpaid dividends on the Series B Preferred Stock have been paid in full or a sum for such amounts has been set aside for payment or (ii) the Company has fully performed its obligation to redeem in full all outstanding shares of the Series B Preferred Stock, the Company may not declare dividends on shares of common stock or any other shares of the Company’s stock ranking junior to the Series B Preferred Stock and may not purchase, redeem or otherwise acquire such shares, subject to certain customary exceptions.

Ranking

The common stock ranks junior to the Series B Preferred Stock as to payment of dividends and distributions of assets upon the liquidation, dissolution or winding up of the Company.

Voting Rights

Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of preferred stock, the holders of the shares of common stock will possess all voting power. Generally, all matters to be voted on by the shareholders must be approved by a majority of the votes cast at a meeting at which a quorum is present, subject to state law and any voting rights granted to any of the holders of preferred stock. The Certificate provides for certain limitations on the voting rights of holders of common stock with respect to amendments to the Certificate that affect the terms of outstanding preferred stock, including the Series B Preferred Stock.

Directors

The number of directors shall be no fewer than seven and not more than 13, or as otherwise fixed pursuant to the By-laws. Holders of common stock do not have cumulative voting rights with respect to the election of directors. A nominee for director shall be elected to the Board if the nominee receives a majority of the votes cast at a meeting at which a quorum is present. A nominee receives a majority of the votes cast if the votes “for” such nominee’s election exceed the votes “against” such nominee’s election. However, directors shall be elected by a plurality of the votes cast in any contested election for directors. A “contested election” is any election in which the number of nominees seeking election is more than the number of directors to be elected. Shareholders will be permitted only to vote “for” or “withhold” authority in a contested election.

GO EK Ventures IV, LLC (the “Investor”), the former holder of a series of preferred stock that has been exchanged for common stock, is contractually entitled to nominate one director for election to the Board at each shareholder meeting. The foregoing nomination right will automatically terminate once the Investor ceases to hold at least 10% of the issued and outstanding common stock.

In connection with debt financing obtained by the Company from certain funds affiliated with Kennedy Lewis Investment Management LLC (“KLIM”) pursuant to that certain Amended and Restated Credit Agreement among the Company, the lenders party thereto, and Alter Domus (US) LLC, as administrative agent (as amended, the “Term Loan Credit Agreement”), KLIM was granted the contractual right to nominate one director for election at each shareholder meeting. The foregoing nomination right was amended in connection with the amendment of the terms of the Series B Preferred Stock following the acquisition of such stock by funds affiliated with KLIM and will continue for so long as funds affiliated with KLIM hold at least $200 million of the term loans outstanding under the Term Loan Credit Agreement or 50% of the Series B Preferred Stock (including any shares of common stock issued upon conversion of the Series B Preferred Stock). Until funds affiliated with KLIM cease to hold at least 50% of the term loans and commitments under the Term Loan Credit Agreement as of February 26, 2021 or 50% of the Series B Preferred Stock (including any shares of common stock issued upon conversion of the Series B Preferred Stock), KLIM will have the right to designate a non-voting observer to the Board at any time that KLIM’s designated director is not serving on the Board.

Except as may otherwise be required by law or by the Certificate, the By-Laws may be amended, altered, or repealed, in whole or in part, by the affirmative vote of a majority of the Board. The shareholders, by a majority of the votes cast at a meeting of the shareholders called for such purpose, may adopt, alter, amend or repeal the By-Laws whether made by the Board or otherwise; such amendments adopted by the shareholders may not be amended or repealed by action of the Board without (i) the affirmative vote of a majority of the votes cast at a meeting of the shareholders called for such purpose or (ii) approval by written consent of the shareholders.

Other

The holders of common stock do not have preemptive rights. The holders of the Series B Preferred Stock have a contractual preemptive right to purchase their respective pro rata share of equity securities, including rights, options, or warrants to purchase equity securities or securities convertible or exchangeable into or exercisable for equity securities, offered by the Company, subject to certain terms and exceptions. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.

Pursuant to section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Company is prohibited from issuing any non-voting equity securities for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Company. This restriction on the issuance of non-voting equity securities is included in the Certificate.

The transfer agent and registrar for the common stock, which is listed on the New York Stock Exchange under the symbol KODK, is Computershare Shareowner Services.

Anti-Takeover Provisions

Various provisions contained in the Certificate, the By-Laws, and New Jersey law could delay or discourage some transactions involving an actual or potential change in control of the Company or its management. Provisions in the Certificate and the By-Laws:

•

provide that only a majority of the Board, the Chairman or the President may call a special meeting of the shareholders, except that a special meeting must be called upon the request from at least 20% of the total number of votes represented by the entire amount of capital stock of the Company issued and outstanding and entitled to vote at the meeting;

•	provide an advanced written notice procedure with respect to shareholder proposals and shareholder nomination of candidates for election as directors; and

•	provide that directors may fill any vacancies on the Board, including vacancies resulting from an increase the number of directors.

In addition, the Company is subject to Chapter 14A:10A of the New Jersey Business Corporation Act, the New Jersey Shareholders Protection Act. Chapter 14A:10A is an anti-takeover statute designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with the Company to negotiate with the Board for the fair and equitable treatment of all shareholders. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years from the date the interested stockholder acquires the corporation’s stock, unless (a) the corporation’s board of directors approved the combination prior to the stockholder becoming an interested stockholder or (b) (i) the corporation’s board of directors approved the transaction or series of transactions causing the stockholder to become an interested stockholder and the corporation’s disinterested directors or a committee of disinterested directors approved the subsequent business combination and (ii) such subsequent business combination was also approved by the affirmative vote of holders of a majority of the voting stock of the corporation not owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless (x) the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, (y) the combination receives the approval of holders of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or (z) the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined to include a broad range of transactions including, among other things:

•

the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder,

•

the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets, or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The statute generally applies to corporations that are organized under New Jersey law.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their respective shares of common stock on any stock exchange, market or trading facility on which the securities are traded or in private transactions. Such transactions may be effected through agents, through underwriters, brokers or dealers, directly to one or more purchasers at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices, or through a combination of any of these methods of sale, including in an “at the market” type of transaction. The selling shareholders may use any one or more of the following methods when selling the securities or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	underwritten public offerings;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through options, swaps or derivatives;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. If a selling shareholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

In addition, any of the selling shareholders may enter into derivative, hedging, “at the market,” forward sale, option or other types of transactions with third parties, or sell securities not covered by the registration statement of which this prospectus forms a part to third parties, through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through an underwritten public offering, through privately negotiated transactions or through a combination of any such methods of sale. In connection with such a transaction, the third parties may sell securities covered by and pursuant to the registration statement of which this prospectus forms a part and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from any of the selling shareholders or others to settle such sales and may use securities received from such selling shareholder to close out or hedge any related short positions. Any selling shareholder may also loan or pledge securities covered by the registration statement of which this prospectus forms a part and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to the registration statement of which this prospectus forms a part and the applicable prospectus supplement or pricing supplement, as the case may be.

There can be no assurance that the selling shareholders will sell any or all of the securities under this prospectus. Further, we cannot assure you that the selling shareholders will not transfer, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling shareholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

In this “Plan of Distribution,” unless the context otherwise indicates, references to selling shareholders include their pledgees, donees, transferees or successors in interest. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of common stock.

Sale Through Underwriters or Dealers

If any of the selling shareholders use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless any of the selling shareholders inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. If any of the selling shareholders utilize an underwriter or underwriters in the sale, such selling shareholders will execute an underwriting agreement with such underwriters at the time of sale to them. Any underwriters will use a prospectus supplement in connection with any offers or sales of securities pursuant to the registration statement of which this prospectus forms a part.

Any of the selling shareholders may make sales of our common stock to or through one or more underwriters, dealers or agents in at- the-market offerings and will do so pursuant to the terms of a distribution agreement between the underwriters, dealers or agents and such selling shareholders. If any of the selling shareholders engage in at-the-market sales pursuant to a distribution agreement, such selling shareholders will sell shares of our common stock to or through one or more underwriters, dealers or agents, which may act on an agency basis or on a principal basis. During the term of any such distribution agreement, such selling shareholders may sell shares on a daily basis in exchange transactions or otherwise as such selling shareholders agree with the underwriters, dealers or agents. The distribution agreement may provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds to such selling shareholders or commissions to be paid are impossible to determine and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, such selling shareholders also may agree to sell, and the relevant underwriters, dealers or agents may agree to solicit offers to purchase, blocks of our common stock. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter, dealer or agent acts as principal pursuant to the terms of a distribution agreement, or if such selling shareholders offer to sell shares of our common stock through another dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our common stock. Such selling shareholders will describe any such activities in the applicable prospectus supplement. To the extent that any named dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such dealer or agent will not engage in any such stabilization transactions.

In connection with any particular offering pursuant to the registration statement of which this prospectus forms a part, an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

Over-allotment involves sales by an underwriter of shares in excess of the number of shares an underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in an over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in an over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through an over-allotment option. If an underwriter sells more shares than could be covered by an over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit representatives to reclaim a selling concession from a syndicate member when shares of our common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

If any of the selling shareholders use dealers in the sale of securities, such selling shareholders will sell the securities to the dealers as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Such selling shareholders will include in a prospectus supplement the names of the dealers and the terms of the transaction.

At-the-Market Offerings

Selling shareholders could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

To the extent that any of the selling shareholders make sales through one or more underwriters, dealers or agents in “at-the-market” offerings, such selling shareholder will do so pursuant to the terms of a distribution agreement or other “at-the-market” offering arrangement with such underwriters or agents. If any of the selling shareholders engage in at-the-market sales pursuant to any such agreement, such selling shareholder will issue and sell securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, such selling shareholder may sell securities on a daily basis in exchange transactions or otherwise as such selling shareholders agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, such selling shareholder also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of the securities. Any such activities will be described in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales and Sales Through Agents

Any of the selling shareholders may sell the securities directly, without the involvement of underwriters, dealers or agents. Any of the selling shareholders also may sell the securities through agents such selling shareholders designate from time to time, who may be deemed to be underwriters as that term is defined in the Securities Act. In the applicable prospectus supplement, such selling shareholders will name any agent involved in the offer or sale of the securities, and such selling shareholders will describe any commissions payable by such selling shareholders or any of the selling shareholders to the agent. Unless such selling shareholders inform you otherwise in a prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Any of the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. Such selling shareholders will describe the terms of any such sales in the applicable prospectus supplement.

Delayed Delivery Contracts

If any of the selling shareholders so indicate in a prospectus supplement, such selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from such selling shareholders at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement would describe the commission payable for solicitation of those contracts.

General Information

Any of the selling shareholders may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for any of the selling shareholders in the ordinary course of their business.

In order to comply with the securities laws of some states, if applicable, securities must be sold in those states only through registered or licensed brokers or dealers. In addition, some states may restrict any of the selling shareholders from selling securities unless the securities have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify selling shareholders against certain liabilities arising under the Securities Act from sales of common stock. We will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of the securities nor any other fees or expenses incurred by the selling shareholders in connection with the registration of the securities.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the common stock being offered hereby will be passed upon for us by Day Pitney LLP, Parsippany, New Jersey.

EXPERTS

The consolidated financial statements of Eastman Kodak Company appearing in Eastman Kodak Company’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Eastman Kodak Company’s internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

EASTMAN KODAK COMPANY

COMMON STOCK

PROSPECTUS

July 8, 2026